Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement Form S-3 and related Prospectus of Pioneer Natural Resources Company for the registration of common stock and to the incorporation by reference therein of our reports dated March 1, 2021, with respect to the consolidated financial statements of Pioneer Natural Resources Company, and the effectiveness of internal control over financial reporting of Pioneer Natural Resources Company, included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas

May 14, 2021